Exhibit 15.1

Generation Income Properties, Inc.
Announces Execution of Lease Extension

For Immediate Release

Tampa, FL, – March 31st, 2021 - Generation Income Properties, Inc. (OTCQB: GIPR) (“GIP” or the “Company”) announced it has executed a lease extension with Maersk Line Limited (“Maersk”) at its Norfolk, Virginia office building. Maersk extended their lease by twelve months, making the lease expiration date December 31, 2022 with one, five (5) year option to renew further.

Maersk occupies 22,247 square feet of office space within the building that is co-tenanted by the United States Government. The lease extension comes with a rental increase of 3% annually, providing annual rental income of approximately $387 thousand and shows their continued commitment to the site.

Company Contact:

Generation Income Properties Inc.

ir@gipreit.com

Tel (813) 448-1234

About Generation Income Properties

Generation Income Properties, Inc., located in Tampa, Florida, is an internally managed real estate investment trust formed to acquire and own, directly and jointly, real estate investments focused primarily on freestanding, single-tenant commercial retail, office and industrial net lease properties located mostly in major United States cities.

Additional information about Generation Income Properties, Inc. can be found at the Company’s corporate website: www.gipreit.com.

Forward-Looking Statements:

This press release, whether or not expressly stated, may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. It reflects the company’s expectations regarding future events and economic performance and are forward-looking in nature and, accordingly, are subject to risks and uncertainties. Such forward-looking statements include risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements which are, in some cases, beyond the Company’s control which could have a material adverse effect on the company’s business, GIPREIT.COM financial condition, and results of operations. Some of these risks and uncertainties are identified in the company’s most recent Annual Report on Form 1-K and its other filings with the SEC, which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company’s business, financial condition, and results of operations. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.